EXHIBIT 10.2


                             SARATOGA RESOURCES INC,
                               A TEXAS CORPORATION
                          301 CONGRESS AVE, SUITE 1550
                               AUSTIN, TEXAS 78701
                              Phone (512) 478-5717
                               Fax (512) 478-5733

                                 March 22, 1999

Via Telefax (972) 470-0628

Mr. Dave Braman, President
DBX Geophysical Corporation
10134 Panther Ridge
Dallas, Texas 75243

               Re:   Letter Agreement
                     Stonewall Prospect
                     Adcock Farms #1 Well
                     Dawson County, Texas

Dear Mr. Braman:

                                    Article I

         Saratoga Resources, Inc., a Texas Corporation, 301 Congress Avenue, Suite 1550 Austin, Texas 78701, ("Saratoga") has reviewed the documentation prepared and furnished by DBX Geophysical Corporation, 10134 Panther Ridge, Dallas, Texas 75243, ("DBX") related to the geologic merit and developmental potential of the above referenced "Prospect" and the associated 29 square mile Area of Mutual Interest, ("AMI") as more fully identified on the AMI Plat attached hereto as Exhibit "A". Saratoga and DBX shall collectively be referred to as the ("Parties") and individually as a ("Party").

                                   Article II

         Although DBX is not currently vested with any leasehold interest within the AMI, DBX has access to, and an option to acquire ownership of, certain proprietary 3-D seismic data, ("Data") covering the AMI. To facilitate the acquisition of the Data, DBX and their potential investors have the right to view, work, process and/or reprocess the Data within the AMI for the limited purpose of generating prospects to raise the necessary funds, (through promoted working interest participants) to exercise DBX's option to acquire the Data. DBX has identified certain prospects located within the boundaries of the AMI, including the prospect associated with the Adcock Farms #1 Well, ("Adcock Farms Prospect"). Saratoga is interested in acquiring a license to utilize the Data to promote exploration capital and entice the "Saratoga Partners", (promoted working interest participants acquired by Saratoga for the purpose of developing prospects within the AMI), to invest such capital to acquire the necessary leasehold acreage to develop the Adcock Farms Prospect and other prospects within the AMI.


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                                   Article III

         Now therefore, for Ten Dollars, ($10.00) and other good and valuable consideration in hand paid by Saratoga, the receipt and sufficiency of which is hereby acknowledged, DBX grants and conveys to Saratoga the exclusive right to acquire a license to the Data and all leasehold interest in the AMI during the term of and in accordance with this Agreement. Saratoga agrees to make best efforts to acquire the Data in accordance with this Agreement and cause the Adcock Farms Prospect and other relevant prospects within the AMI to be acquired and developed by the Saratoga Partners. The Parties agree that the first prospect to be developed within the AMI shall be the Adcock Farms prospect. In consideration of the foregoing, the Parties agree that the Data acquisition and proposed exploration and development of prospects located within the AMI shall be in accordance with the following terms and conditions of this Letter Agreement, ("Agreement").

                                   Article IV

         Upon execution of this Agreement, Saratoga shall commence the necessary due diligence to determine the status of record title, the status of the leasehold estate and the rights of any parties vested with an interest in the Adcock Farms Prospect, including the rights of any parties conducting operations thereon. The Parties agree that Saratoga shall not acquire legal title to any leasehold interest in the name of Saratoga. Saratoga shall cause the Saratoga Partners to make best efforts to negotiate and secure the leasehold estate of any relevant prospect from the rightful owners. Legal title to the leasehold interest acquired by the Saratoga Partners shall be held in the name of the individual or entity mutually agreed upon by the Saratoga Partners. In addition, the Saratoga Partners shall designate the party to serve as the operator of record of any prospect obtained under the terms of this Agreement. The Parties agree that the Saratoga Partners and any entity selected by such parties to hold legal title to the acquired leasehold or selected to be the operator of record shall be subject to this Agreement and shall be considered as part of the class comprising the Saratoga Partners.

                                    Article V

         As additional consideration, Saratoga agrees to cause the Saratoga Partners to deliver a 3% overriding royalty interest, ("Override") to DBX in any leasehold acquired by the Saratoga Partners in the Adcock Farms Prospect. DBX shall be entitled to an Assignment of the Override from the Saratoga Partners upon request. The Override shall be proportionately reduced to the leasehold interest originally acquired by the Saratoga Partners. Under the terms of this Agreement, all such leases shall be subject to the Override when acquired whether or not a formal assignment has been executed and delivered by the Saratoga Partners to DBX.


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

                                   Article VI

         The Parties agree that DBX shall be free to view, work, process and/or reprocess the Data within the AMI during the term of this Agreement. However, DBX grants to and agrees that Saratoga shall be vested with an exclusive option to acquire any prospect generated by DBX within the AMI. In the even DBX generated additional prospects within the AMI, other than the Adcock Farms Prospect, ("Additional Prospects") DBX shall present the final prospect package, including all relevant data, to Saratoga after which Saratoga shall have an option for 30 days, ("Option Period") to review the data, collaborate with DBX on the merits of the prospect and conduct any other necessary due diligence. In the event Saratoga timely a properly exercises their option by giving DBX notice within the option period of their election to participate in the prospect, Saratoga shall have 120 days from the end of the option period in which to commence operations on the prospect. In the event operations are not timely commenced and the Parties do not mutually agree to an extension of the 120 day period, DBX shall be free to promote the prospect to any outside third party or parties. DBX shall be entitled to a 3% override on any leasehold acquired by the Saratoga Partners in any Additional Prospects generated and submitted to Saratoga by DBX in accordance with this Agreement. The Parties agree that no more than one prospect may be presented at any one time during either the option period or the 120 day period in which operations are to be commenced or during any period in which operations are being conducted on a proposed prospect.

                                   Article VII

         In the event the Saratoga Partners acquire any leasehold interest in Additional Prospects and operations are not commenced on such prospect within the required 120 day period, or any extension thereof mutually agreed to between the Parties, any promotion by DBX to a third party shall include the cost incurred by the Saratoga Partners prior to commencement of any operations by either DBX or any third party. After timely receipt of such payment, the Saratoga Partners shall assign the leasehold interest to the parties tendering timely payment therefore.

                                  Article VIII

         As additional consideration, Saratoga agrees to pay DBX $100,000.00 for the seismic Data in accordance with the following payment schedule.

         (a) Saratoga shall tender $25,000.00 to DBX for the Data upon the spudding or commencement of the drilling operations associated with the first prospect to be developed within the AMI, which the Parties agree shall be the Adcock Farms Prospect. As further consideration for the Data, DBX shall receive an additional $25,000.00 in the form of a production payment out of a 25% working interest in the first well.


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         (b)   Saratoga  shall tender an  additional  $25,000.00  to DBX for the
               Data upon the spudding or commencement of the drilling operations associated with the second well drilled under this Agreement whether it being the Adcock Farms Prospect or a subsequent prospect within the AMI. As further consideration for the Data, DBX shall receive an additional $25,000.00 in the form of a production payment out of a 25% working interest in the second well.

                                   Article IX

         If either one of the first two wells drilled by the Saratoga Partners within the AMI result in a dry hole, or if prior to achieving payout of either of the $25,000.00 production payments either one of the first two wells referenced above, fails to maintain production in paying quantities or otherwise ceases to produce, or if the well is offline but is capable of delivering production in paying quantities operations are not conducted on such well or other actions taken which would be sufficient to perpetuate the oil and gas leasehold estate under the terms of the oil, gas and mineral lease or leases covering the property where such well is located, any portion of the $25,000.00 production payment which was not paid out of production prior to that time, hereinafter referred to as "deficiency", may be added to and shall be paid out of either of the first two wells which is capable of delivering production in paying quantities. While a well is either in production, or operations are being conducted thereon or operations are being conducted with regard thereto which would be sufficient to perpetuate the leasehold estate with regard to each respective well, no such deficiency shall be applicable.

                                    Article X

         If additional wells are drilled within the AMI under the terms of this Agreement subsequent to the drilling of the first two wells and deficiency as set forth above exists for either one or both of the first two wells, then the Parties agree that the portion of the production payment/s which constitute a deficiency shall attach to, burden, carry over and be payable out of 25% of the working interest in any subsequent well drilled or developed by Saratoga within the AMI until the two $25,000.00 production payments are paid in full. Upon payout of the production payments, DBX shall have no further interest in the working interest of any prospect within the AMI under the terms of this Agreement and shall properly and timely execute and deliver such division or transfer orders, assignments or other such documents as reasonably requested.

                                   Article XI

         The Parties agree that DBX shall only be entitled to receive the proceeds associated with the two $25,000.00 production payments out of revenues generated from production as set forth above and neither Saratoga nor the Saratoga Partners shall otherwise be liable to DBX for any deficiency.


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

                                   Article XII

         Prior to obtaining a license to the Data, DBX shall make the Data available to Saratoga. DBX shall make best efforts to provide documentation and assist Saratoga in reviewing, working, processing and/or reprocessing the Data associated with the AMI. However, prior to obtaining a license to the Data Saratoga shall have the right to view, work, process and or reprocess the Data only insofar as it relates to the Adcock Farms Prospect. Saratoga shall not utilize the Data for any purpose other than development under the terms of this Agreement. Saratoga shall keep the Data confidential and shall not disseminate the Data or any information related thereto to any outside third party, including the work product generated by Saratoga in reviewing, working, processing and/or reprocessing the Data.

                                  Article XIII

         DBX agrees to deliver to Saratoga a properly executed seismic license to the Data, ("Seismic License") at the same time Saratoga timely and properly tenders the initial $25,000.00 to DBX upon the spudding or commencement of the drilling operations associated with the first prospect to be developed within the AMI. Thereafter, Saratoga shall be entitled to freely utilize the Data in accordance with the Seismic License. The Parties agree that the Seismic License may be assignable to the Saratoga Partners and shall remain vested in any successor of Saratoga by virtue of merger, consolidation, liquidation, reorganization, bulk sale, acquisition or other such transaction.

                                   Article XIV

         This agreement shall remain in full force and effect for not less than 12 months after proper execution by the Parties hereto, and shall remain in full force and effect thereafter with regard to the entire AMI for not less than six months after the expiration of all Saratoga's leasehold interest in the AMI.

                                   Article XV

         It is mutually agreed by and between the parties hereto that all of the representations, covenants, and agreements herein contained shall extend to and be obligatory upon the heirs, executors, administrators, devisees, trustees, assigns of the respective parties hereto.

                                   Article XVI

         If any clause or provision of this Agreement is illegal, invalid or unenforceable under any present or future law, the remainder of this Agreement will not be effected thereby. It is the intention of the undersigned parties that if any such provision is held to be illegal, invalid or unenforceable, there will be added in lieu thereof a legal, valid and enforceable provision which is an similar terms to such provision/s as possible.


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

                                  Article XVII

         This Agreement may be executed in any number of counter parts, each of which when so executed and delivered will be deemed an original and which together will constitute one and the same instrument. The effective date of this Letter Agreement shall be the date the parties agree to and accept this Agreement by dating and affixing their signatures below.

                                  Article XVIII

         If this is your understanding of the terms and provisions of our Agreement, please signify your agreement and acceptance by signing in the space provided below and return one (1) original of this Letter Agreement for our files.

                                              Sincerely,

                                              Saratoga Resources Inc,
                                              A Texas Corporation



                                              /s/ Thomas F. Cooke
                                              __________________________
                                              Thomas F. Cooke, President

AGREED TO AND ACCEPTED this 5th of April 1999

                                              DBX Geophysical Corporation



                                              /s/ Dave Braman
                                              __________________________
                                              Mr. Dave Braman, President



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